Exhibit 15.(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-120559, 333-164250, 333-164351 and 333-192729) pertaining to the equity incentive plans and share option plans of Syneron Medical Ltd. of our reports, dated March 24, 2015, with respect to the consolidated financial statements of Syneron Medical Ltd. for the year ended December 31, 2014 and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ KOST, FORER, GABBAY and KASIERER
Tel-Aviv, Israel	KOST, FORER, GABBAY and KASIERER
March 24, 2015	A member of Ernst & Young Global